[LOGO DOR BIOPHARMA, INC.]
                         1691 MICHIGAN AVENUE, SUITE 435
                              MIAMI, FLORIDA 33139
                              WWW.DORBIOPHARMA.COM


COMPANY CONTACT:
Ralph M. Ellison, MD, MBA
Chief Executive Officer & President
(305)534-3383
rellison@dorbiopharma.com


INVESTOR RELATIONS CONTACT:
Thomas Redington
Redington, Inc.
(203)222-7399
info@redingtoninc.com
WWW.REDINGTONINC.COM


  DOR ANNOUNCES CONVERSION OF ALL OUTSTANDING PREFERRED STOCK INTO COMMON STOCK

Miami, FL - March 4, 2004, DOR BioPharma Inc. (AMEX: DOR) announced that it has completed the conversion of all of its previously outstanding shares of Series B preferred stock into shares of its common stock. The shares of Series B Preferred stock were issued as part of a 1997 joint venture between DOR and Elan Pharmaceutical Investments, Ltd.

The transaction involved the voluntary conversion by Elan of 128,203 shares of preferred stock, having a stated value of $12,820,303, into 2,886,438 shares of common stock, equivalent to a conversion price of $4.44 for each share of common stock. DOR no longer has any issued and outstanding shares of preferred stock.

Dr. Ralph Ellison, President and Chief Executive Officer of DOR stated, "Converting the preferred stock eliminates the negative impact on the holders of common stock from the preferred stock's liquidation preference, the eight percent payment-in-kind dividend, as well as other features that potentially limit our ability to raise capital."


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DOR BIOPHARMA, INC.

DOR BioPharma, Inc. is a development-stage biopharmaceutical company specializing in the clinical testing of products that meet unmet medical needs. Through its Biodefense Division, DOR is currently developing vaccines against Ricin Toxin and Botulinum Toxin. DOR's lead therapeutic product, orBec(R) (oral beclomethasone dipropionate), is currently in a pivotal Phase III clinical trial for the treatment of intestinal graft-versus-host disease. For further information regarding DOR BioPharma, please visit the company's website located at www.dorbiopharma.com.


This press release contains  forward-looking  statements,  within the meaning of
Section 21E of the Securities Exchange Act of 1934, that reflect DOR BioPharma's current expectations about its future results, performance, prospects and opportunities, including its product development and product pipeline. Where possible, DOR BioPharma has tried to identify these forward-looking statements by using words such as "anticipates," "believes" or similar expressions. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements. DOR BioPharma cannot assure you that it will be able to successfully develop or commercialize products based on its technology, particularly in light of the significant uncertainty inherent in developing mucosally administered vaccines against bioterror threats, manufacturing and conducting preclinical and clinical trials of vaccines, and obtaining regulatory approvals, that its technologies will prove to be safe and effective, that its cash expenditures will not exceed projected levels, that it will be able to obtain future financing or funds when needed, that, product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully enter into profitable biodefense contracts with the U.S. Department of Defense and other countries, that it will be able to patent, register or protect its technology from challenge and products from competition or maintain or expand its license agreements with its current licensors, or that its business strategy will be successful. These and other factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, DOR BioPharma's most recent reports on Form 10-QSB and Form 10-KSB. DOR BioPharma assumes no obligation to update or revise any forward-looking statements as a result of new information, future events, changed circumstances or for any other reason.